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                                  EXHIBIT   11

                        ANDREA ELECTRONICS CORPORATION


             Computation of Fully Diluted Earnings Per Common Share

                                                             For the Three Months Ended
                                                                      March 31,

                                                                 1996            1995
                                                             -----------      -----------
EARNINGS
    Pro forma income (loss) applicable to common stock*      $ (477,909)      $ (138,796)
                                                              ==========       ==========

SHARES

    Weighted average number of common shares outstanding       3,290,322       3,016,360

    Assuming conversion of options and warrants                  776,909         978,050
                                                               ---------       ---------

    Pro forma shares                                           4,067,230       3,994,410
                                                               =========       =========

    Fully diluted income (loss) per common share              $    (.12)      $    (.03)
                                                               =========       =========



* Entire proceeds of assumed conversion of options were used to purchase treasury shares; therefore, no adjustments are necessary in computing pro forma loss applicable to common stock.


This calculation is submitted in accordance with Regulation S-B, Item 601(b)(11) although it is contrary to paragraph 40 of ABP Opinion No. 15 because it produces anti-dilutive results.

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